SUB-ITEM 77Q1(f)

[logo Tait, Weller & Baker LLP]

February 25, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

RE:  Phocas Real Estate Fund

Commission File Number 0001576367

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Phocas Real Estate Fund pursuant to Item 304(a) of Regulation S-K in its Form N-SAR dated March 1, 2013 captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on an amendment to Form N-SAR.

Sincerely,

                               /s/ Tait , Weller & Baker LLP

Tait, Weller & Baker LLP

cc:         Ms. Karen Shaw, Treasurer
Atlantic Fund Services
3 Canal Plaza, Suite 600
Portland, ME  04101

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